EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333- 108416, 333-103515, and 333-85486 on Form S-3 of Duke Energy Carolinas, LLC (formerly Duke Power Company LLC, which was formally Duke Energy Corporation) of our report dated March 15, 2007, relating to the financial statements and financial statement schedule of Duke Energy Carolinas, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the April 3, 2006 conversion to a limited liability company and the transfer of a subsidiary to its parent), appearing in this Annual Report on Form 10-K of Duke Energy Carolinas, LLC for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

March 15, 2007